Exhibit 99.1

NEWS RELEASE

For Release on November 12, 2019	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President & CFO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports 13% Revenue Growth and Third Consecutive Quarter of Net Profitability for the Second Quarter FY 2020

Dublin, CA – November 12, 2019 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported results for the second quarter and six months ended September 28, 2019.

Revenue for the second fiscal quarter was $3.0 million, a 13% increase as compared to $2.7 million for the second quarter of fiscal 2019. This increase was primarily due to a U.S. Navy order in our Giga-tronics (RADAR/EW testing) Division. Net income attributable to common shareholders for the second quarter was $44,000, or $0.00 per share, compared to a loss of $282,000, or $(0.03) per fully diluted share, for the same period last year. EBITDA for the quarter increased to $295,000 in fiscal 2020 compared to $7,000 for same quarter in fiscal 2019. The improvement was primarily due to an increase in net revenue, a 12% or $143,000 decrease in operating expenses and lower interest expense.

Net sales for the six-month period ended September 28, 2019 were $6.5 million, an increase of 14% compared to $5.7 million for the six-month period ended September 29, 2018. The increase was attributable to the U.S. Navy order partially offset by a decrease in the Microsource (RADAR filters) Division during the first half of fiscal 2020 over the comparable prior year period. Net income attributable to common shareholders for the six-month period was $59,000, or $0.00 per fully diluted share, compared to a loss of $569,000, or $(0.06) per fully diluted share, for the same period last year. EBITDA for the six-month period increased to $600,000 in fiscal 2020 compared to $140,000 in the same period in fiscal 2019. An $803,000 increase in net revenues, a 4% or $117,000 decrease in operating expenses and lower interest expense contributed to the improved net income attributable to common shareholders for the first half of fiscal 2020 over fiscal 2019.

John Regazzi, Chief Executive Officer of the Company said, “I’m pleased to see our RADAR filter business and our RADAR/EW test business, both contributing to the top line revenue and driving the Company to profitability for the third quarter in a row.”

Lutz Henckels, Executive Vice President and Chief Financial Officer stated, “The strategic focus has been to move the business to profitability while enhancing our positioning to drive growth in our RADAR/EW testing business. We have improved our financial position through a combination of revenue growth, improved gross margins and cost control, resulting in our third quarter of net profitability. The sole-source RADAR filter business provides a solid foundation for the Company generating between $7 million to $9 million in sales per year.”

Mr. Henckels continued, “Going forward, we expect to see major growth for the company from the RADAR/EW test solution business. We have enhanced our sales team adding deep industry experience, added a new facility in New Hampshire close to major customers, and invested in key product upgrades. We have built our solution from the ground up to solve our customers’ critical testing needs and the technology is unmatched in the industry. With the funding received from the follow-on public offering on November 8, 2019, we are in a strong position to convert our healthy pipeline to backlog and grow our market share and top line.”

Earnings Conference Call

Giga-tronics will host a conference call today, November 12, 2019, at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818, and enter PIN Code 6364275#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of November 12, 2019.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", “would” or occur. Forward-looking statements include those concerning future product developments, future operating results, future orders, and future revenue, future growth and margin, future market share, future profitability, expected shipments, customer acceptance products and the ability to meet customer needs.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture the its RADAR/EW test products and to design and implement new features; the receipt or timing of future orders for products or services, cancellations or deferrals of existing or future orders; the Company’s need for additional financing; the Company’s ability to manage costs; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s ability to pay off or refinance existing debt, the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and general market conditions.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 30, 2019 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public files the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	September 28, 2019	March 30, 2019
Assets
Current assets:
Cash and cash-equivalents	$704	$878
Trade accounts receivable, net of allowance of $8 and $8, respectively	994	568
Inventories, net	3,217	2,734
Prepaid expenses and other current assets	1,864	1,354
Total current assets	6,779	5,534
Property and equipment, net	567	569
Right of use asset	1,231	—
Other long term assets	176	176
Total assets	$8,753	$6,279
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,512	$747
Loan payable, net of discounts and issuance costs	2,073	1,781
Accrued payroll and benefits	280	476
Deferred rent	2	74
Lease obligations	396	41
Deferred liability related to asset sale	29	40
Other current liabilities	591	754
Total current liabilities	4,883	3,913
Other non-current liabilities	192	172
Long term deferred rent	2	358
Long term obligations - leases	1,268	21
Total liabilities	6,345	4,464
Commitments and contingencies
Shareholders' equity:
Preferred stock; no par value; Authorized - 1,000,000 shares
Series A convertible- designated 250,000 shares; no shares at September 28, 2019 and March 30, 2019 issued and outstanding	—	—
Series B, C, D convertible- designated 19,500 shares; 17,781.64 shares at September 28, 2019 and 18,533.51 at March 30, 2019 issued and outstanding; (liquidation preference of $3,367 at September 28, 2019 and $3,540 at March 30, 2019)	2,745	2,911
Series E convertible- designated 100,000 shares; 97,800 shares at September 28, 2019 and 98,400 shares at March 30, 2019 outstanding; (liquidation preference of $3,668 at September 28, 2019 and $3,690 at March 30, 2019)	1,878	1,895
Common stock; no par value; Authorized - 40,000,000 shares; 13,215,188 shares at September 28, 2019 and 11,360,511 shares at March 30, 2019 issued and outstanding	26,279	25,557
Accumulated deficit	(28,494)	(28,548)
Total shareholders' equity	2,408	1,815
Total liabilities and shareholders' equity	$8,753	$6,279

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Six Month Periods Ended
(In thousands except per share data)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net revenue
Goods	$373	$109	$2,311	$316
Services	2,662	2,571	4,222	5,414
Total Revenue	3,035	2,680	6,533	5,730
Cost of goods and services	1,787	1,554	3,754	3,298
Gross profit	1,248	1,126	2,779	2,432
	41%	42%	43%	42%
Operating expenses:
Engineering	349	343	704	718
Selling, general and administrative	751	900	1,798	1,901
Total operating expenses	1,100	1,243	2,502	2,619

Operating income (loss)	148	(117)	277	(187)
Interest expense:
Interest expense, net	(66)	(87)	(124)	(173)
Interest expense from accretion of loan discount	—	(54)	(19)	(105)
Total interest expense, net	(66)	(141)	(143)	(278)
Income (loss) before income taxes	82	(258)	134	(465)
Provision for income taxes	2	2	2	42
Net income (loss)	$80	$(260)	$132	$(507)
Deemed dividend on Series E shares	$(36)	$(22)	$(73)	$(62)
Net income (loss) attributable to common shareholders	$44	$(282)	$59	$(569)
Depreciation and amortization	48	68	95	141
Amortization of demo equipment	32	10	66	83
Share-based compensation	67	46	162	103
Income taxes	2	2	2	42
Interest and dividends	102	163	216	340
EBITDA	$295	7	600	140

Loss per common share - basic	$0.00	$(0.03)	$0.01	$(0.06)
Loss per common share - diluted	$0.00	$(0.03)	$0.00	$(0.06)

Weighted average shares used in per share calculation:
Basic	11,693	10,546	11,693	10,254
Diluted	23,699	10,546	23,699	10,254

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